Exhibit 99.1

Multi-Color Corporation Announces

Results for Third Quarter of Fiscal 2006

CINCINNATI, OHIO, January 27, 2006 - Multi-Color Corporation (NASDAQ: LABL) today announced financial results for the third quarter ended December 31, 2005, compared with the same period a year ago.

Third quarter highlights included:

•	Net Sales increased 65% to $55.6 million from $33.7 million.

•	Operating Income increased 29% to $5.0 million from $3.9 million.

•	Net Income increased 18% to $2.7 million from $2.3 million.

•	Earnings Per Share (EPS) were up 14% to 40 cents per diluted share, from 35 cents.

The third quarter sales increase included $14.3 million generated from the NorthStar Print Group (“NSPG”) acquisition in January 2005 and $7.6 million generated from organic growth, reflecting continued strong demand in the consumer products market and sales to new customers.

Gross profit was $9.4 million or 16.9% of sales compared to $6.7 million or 20.0% of sales in the prior year. The Decorating Solutions segment gross margin decreased to 17.5% as a result of product mix at the NSPG operations. Gross margins of 11.3% for the current quarter in the Company’s Packaging Services segment were lower than the 18.4% margins of the previous year; however, margins significantly improved from the 4.4% gross margin in the second quarter of Fiscal Year 2006.

For the quarter ended December 31, 2005, selling, general and administrative expenses increased $1.6 million over the prior year primarily due to the NSPG acquisition and first-year compliance expenses related to the Sarbanes-Oxley Act. Selling, general and administrative expenses decreased as a percent of sales to 7.9% from 8.4% in the prior year.

Interest expense increased $225,000 from the prior year due to the additional debt incurred as a result of the acquisition. In addition, income tax expense increased $476,000 due to additional state and local taxes and higher income.

For the nine month period ended December 31, 2005, Multi-Color’s net sales of $152 million were 61% higher than the prior year. The organic sales growth rate was 14% and acquisitions accounted for $44.5 million or 77% of the increase in sales for the nine month period. Net income and diluted EPS increased 31% and 29% respectively, to $6.7 million and 99 cents per share for the nine months ended December 31, 2005.

The Company has experienced organic sales growth above historical levels during Fiscal Year 2006, due to sales to new customers and strong demand for consumer products. Income was positively impacted by the higher sales; however the Packaging Services segment’s profits fell significantly due to a delayed holiday season and resulting productivity issues and service mix.

Also for the nine months ended December 31, 2005, the Company reduced debt 20% or $8.3 million and paid dividends to shareholders of $1 million, as a result of strong operating cash flows.

Frank Gerace, Chief Executive Officer of Multi-Color Corporation said, “We are pleased with the overall performance and the organic growth rate in our Decorating Solutions segment. While we experienced good top-line growth in our Packaging Services segment, more work needs to be done to maximize the impact of that growth. The reorganization announced in December 2005 will optimize the benefits of Multi-Color’s strong product research development capabilities, promote greater cross-selling of products and services and leverage our market knowledge, customer relations and internal organization.”

Fiscal Year 2006 Third Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on January 27, 2006 at 11:00 a.m. (ET) to discuss the news release. For access to the conference call, please dial 1-866-831-6234 (code 22190190) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on January 27, 2006 until midnight (ET) on February 3, 2006 by calling 1-888-286-8010 (code 86445756). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s Investors page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software. A replay of the call can also be accessed through the link on the Company’s website.

Safe Harbor Statement

The Company believes certain statements contained in this release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to successfully integrate acquisitions; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments, and other factors; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color ( http://www.multicolorcorp.com )

Cincinnati, Ohio based Multi-Color Corporation is a premier supplier of decorative label solutions and packaging services to consumer product and food and beverage companies, retailers and container manufacturers. Our customers include many of the world’s largest manufacturers of household, fabric and personal care, automotive and lawn care, and food and beverage products representing many of the world’s most well known and respected brands. We currently provide products and services to more than 650 customers in the United States (U.S.), Canada, Mexico, Central and South America.

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Nine Months Ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Net Sales	$55,564	$33,687	$151,955	$94,172
Cost of Goods Sold	46,152	26,962	126,753	77,094

Gross Profit	9,412	6,725	25,202	17,078

Selling, General & Admin	4,390	2,818	12,710	8,324

Operating Income	5,022	3,907	12,492	8,754

Other (Income) Expense	(19)	(20)	(49)	(80)
Interest Expense	443	218	1,411	634

Income before Taxes	4,598	3,709	11,130	8,200
Provision for Taxes	1,879	1,403	4,452	3,097

Net Income	$2,719	$2,306	$6,678	$5,103

Basic Earnings Per Share	$0.42	$0.36	$1.03	$0.81
Diluted Earnings Per Share	$0.40	$0.35	$0.99	$0.77

	Selected Segment Information
	(in 000’s) Unaudited
Decorating Solutions
Net Sales	$46,255	$26,923	$135,164	$77,542
Gross Profit	8,118	5,334	23,951	13,838
Gross Margin	17.6%	19.8%	17.7%	17.8%
Income before Taxes	5,364	3,430	15,223	8,031

Packaging Services
Net Sales	$11,493	$7,548	$22,069	$18,445
Gross Profit	1,294	1,391	1,251	3,240
Gross Margin	11.3%	18.4%	5.7%	17.6%
Income before Taxes	969	1,220	438	2,750

Corporate Expenses (Included in SG&A)	$1,735	$941	$4,531	$2,581

	Selected Balance Sheet Information
	(in 000’s) Unaudited
	Dec. 31, 2005	Mar. 31, 2005
Current Assets	$49,433	$40,920
Total Assets	$114,930	$108,228
Current Liabilities	$30,515	$23,813
Total Liabilities	$65,128	$65,131
Stockholders’ Equity	$49,802	$43,097
Total Debt	$32,464	$40,789

Certain prior year amounts have been reclassified to conform with current year reporting.

For more information, please contact:

Dawn H. Bertsche

Senior Vice President-Finance and Chief Financial Officer

Multi-Color Corporation, (513) 345-1108